Exhibit 99.1

Contacts:
Jill Baker, Vice President of Investor Relations	Jennifer Baird, Senior Director of Public Relations
PAREXEL International	PAREXEL International
Tel: +781-434-4118	Tel: +781-434-4409
Email: Jill.Baker@PAREXEL.com	Email : Jennifer.Baird@PAREXEL.com
PAREXEL CLOSES THE ACQUISITION OF CLINPHONE
Combined Capabilities Create the Industry’s Largest eClinical Technology Offering
BOSTON, MA, August 14, 2008 – PAREXEL International Corporation (NASDAQ: PRXL), a leading global biopharmaceutical services organization, today announced the successful closing of the acquisition of ClinPhone plc, a leading clinical technology organization. By combining ClinPhone with Perceptive Informatics, PAREXEL’s wholly-owned technology subsidiary, Perceptive is now one of the industry’s largest eClinical technology providers. The combined company offers unprecedented access to eClinical technologies and resources, providing clients and service providers with the benefits of an extensive line of products and services throughout the entire clinical development lifecycle.
Josef von Rickenbach, Chairman and Chief Executive Officer of PAREXEL International, said: “Biopharmaceutical companies require robust technology solutions to increase the efficiency and productivity of clinical research. This is especially important given the growing complexity and global nature of clinical studies today. We believe this acquisition further solidifies PAREXEL’s leadership in providing integrated clinical and technology expertise. Combining the sophisticated, in-depth capabilities of Perceptive and ClinPhone represents a major step forward for PAREXEL in meeting increased industry demand for a truly comprehensive eClinical platform.”
Steve Kent, former Chief Executive Officer of ClinPhone and newly-appointed President of Perceptive Informatics said: “Both companies bring tremendous capabilities to this deal. As a combined clinical technology company, Perceptive Informatics enables customers to benefit from the efficiency of best-in-class software and services from one source. Through the acquisition, Perceptive has a deeper level of resources as well as a broader range of technical and clinical expertise to drive greater innovation and meet the industry’s evolving needs.”
As a result of the transaction, Perceptive Informatics’ comprehensive, industry-leading eClinical technology offering now includes:
•	ClinPhone Interactive Voice and Web Response Systems (IVRS/IWRS),

•	Perceptive Medical Imaging,

•	DataLabs, an Electronic Data Capture (EDC) and clinical data management system,

•	Clinical Trial Management Systems (CTMS):
o	IMPACT® enterprise CTMS solution

o	TrialWorks® CTMS solution for small and mid-size companies, and
•	Electronic Patient Reported Outcomes (ePRO).
-more-

Through the acquisition, Perceptive Informatics will further expand its technology integration and implementation services. These services help biopharmaceutical companies implement clinical trial process improvements, extend existing applications, and enable knowledge sharing across multiple systems.
PAREXEL plans to issue updated forward-looking financial guidance for the first quarter of Fiscal Year 2009 and for Fiscal Year 2009 in its entirety, through a press release to be issued after the close of the market on September 8, 2008. The Company plans to host a conference call to discuss the acquisition and the forward-looking guidance at 10:00 a.m. EDT on September 9, 2008.
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About PAREXEL International
PAREXEL International Corporation is a leading global biopharmaceutical services organization, providing a broad range of knowledge-based contract research, medical communications and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 69 locations throughout 52 countries around the world, and has more than 8,800 employees. For more information about PAREXEL International visit www.PAREXEL.com.
This release contains “forward-looking” statements regarding future results and events. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business, including, but not limited to, the successful business integration and anticipated synergy achievements in connection with the ClinPhone acquisition; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008 as filed with the SEC on May 9, 2008, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.
PAREXEL is a registered trademark of PAREXEL International Corporation, Perceptive Informatics is a trademark of Perceptive Informatics, Inc., and ClinPhone is a registered trademark of ClinPhone Limited. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.